EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this "Agreement") dated as of December 15, 2015, by and among AIS ACQUISITION INC., a Delaware corporation, with offices located at 19 Engineers Drive, Farmingdale, New York 11735 (the "Buyer"), CEMTREX, INC., a Delaware corporation, with offices located at 19 Engineers Drive, Farmingdale, New York 11735, as the sole shareholder of the Buyer (the "Guarantor"), and MICHAEL R. YERGO and ROMONA M. YERGO, husband and wife as tenants by the entirety, residing at 1010 Highfield Court, Mechanicsburg, PA 17055 (collectively referred to as "Yergos" and as to Michael Yergo, referred to as "Yergo"), KRIS L. MAILEY, an individual residing at 65 South Ben Hogan Drive, Etters, PA 17319 ("Mailey"), JAMES HEINRICHS, an individual residing at 324 Cloverdale Drive, Wexford, Pennsylvania 15090 ("Heinrichs"), ALAN KNISELY, an individual residing at 927 Knepper Road, Mechanicsburg, PA 17055 ("Knisely"), and MICHAEL HALL, an individual residing at 33 Persimmon Place, Hilton Head, SC . 29926 ("Hall", with Yergo, Mailey, Heinrichs, and Knisely, each referred to as "Seller" and collectively referred to as "Sellers"). The Buyer, Guarantor and the Sellers are referred to collectively herein as the "Parties", and each, individually, a "Party."

WHEREAS, the Sellers in the aggregate own all of the outstanding capital stock or membership interests, as the case may be, of Advanced Industrial Services, Inc., a Pennsylvania corporation, Tax ID No.: 23-2308981, with offices located at 3250 Susquehanna Trail, York, Pennsylvania 17406 (the "Target"), AIS Leasing Company, a Pennsylvania corporation, Tax ID No.: 23-2313409, with offices located at 3250 Susquehanna Trail, York, Pennsylvania 17406 ("Leasing"), AIS Graphic Services, Inc., a Pennsylvania corporation, Tax ID No.: 23-2464870, with offices located at 3250 Susquehanna Trail, York, Pennsylvania 17406 ("Graphics") and AIS Energy Services, LLC, a Pennsylvania limited liability company, Tax ID No: 27-0241406, with offices located at 3250 Susquehanna Trail, York, Pennsylvania 17406 "Services" and collectively with Leasing and Graphics, the "Affiliates", and each, an "Affiliate". The Affiliates, together with Target, are referred to herein as the "Companies");

WHEREAS, the Buyer wishes to purchase from the Sellers, and the Sellers wish to sell to the Buyer, all of the outstanding capital stock or membership interests, as the case may be, of the Companies, free of all encumbrances, in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual premises hereinafter contained, and other due and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions.

"Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

"Affiliate Equity" means, with respect to Leasing and Graphics, all of issued and outstanding shares of capital stock of each such corporation and means, with respect to Services, all of the membership interests of such limited liability company.

"Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

"Buyer" has the meaning set forth in the preface above.

"Buyer Indemnitee" has the meaning set forth in Section 8(a) below.

"Buyer Note(s)" has the meaning set forth in Section 2(c) below.

"Claims Notice" has the meaning set forth in Section 8(e).

"Closing" has the meaning set forth in Section 2(e) below.

"Closing Date" has the meaning set forth in Section 2(e) below.

"Closing Working Capital" has the meaning set forth in Section 2(h)(i) below.

"Code" means the Internal Revenue Code of 1986, as amended.

"COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

"Company Insurance Policies" has the meaning set forth in Section 4(r) below.

"Confidential Information" means any information concerning the businesses and affairs of the Target and/or the Affiliates that is not already generally available to the public.

"Deliverable Closing Date Working Capital" has the meaning set forth in Section 5 below.

"Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

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"Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

"Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means each entity which is treated as a single employer with Seller for purposes of Code Section 414.

"Fiduciary" has the meaning set forth in ERISA Section 3(21).

"Financial Statements" has the meaning set forth in Section 4(f) below.

"GAAP" means United States generally accepted accounting principles as m effect from time to time.

"Indemnification and Hold Harmless Agreement" has the meaning set forth in Section 7(b)(xii) below.

"Indemnified Party" has the meaning set forth in Section 8(d) below. "Indemnifying Party" has the meaning set forth in Section 8(d) below.

"Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements. thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

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"Knowledge" means actual knowledge and actual knowledge based on reasonable investigation having been performed.

"Liability" means any liability (whether known or unknown, asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, any liability for Taxes.

"Losses" means any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including, without limitation, reasonable attorneys' fees and litigation costs) and disbursements.

"Most Recent Balance Sheet" means the balance sheets of the Companies contained within financial statements of the Most Recent Fiscal Year End.

"Most Recent Fiscal Year End" has the meaning set forth in Section 4(g) below.

"Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency). "Party" has the meaning set forth in the preface above.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Person" means an individual, a partnership, a corporation, limited liability entity, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

"Purchase Price" has the meaning set forth in Section 2(c) below.

"Reportable Event" has the meaning set forth in ERISA Section 4043.

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"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Seller" has the meaning set forth in the preface above.

"Senior Financing" has the meaning set forth in Section 7(a)(viii) below.

"Target" has the meaning set forth in the preface above.

"Target Share" means any share of the Target common stock, par value $10.

"Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, · employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, p:t;ofits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in Section 8(d) below.

"Working Capital Statement" has the meaning set forth in Section 2(h)(i) below.

2.	Purchase and Sale of the Target Shares and Affiliate Equity.

(a)           Transaction. Subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his Target Shares and all Affiliate Equity of Leasing for the consideration specified below in this Section 2.

(b)          Reorganization. Immediately prior to Closing, Sellers, at Sellers' expense, shall cause . a reorganization to be effectuated whereby Graphics and Services shall be merged with and into Target. Schedule 2(b) sets forth the issued and outstanding shares of Target and Affiliate Equity of each Affiliate immediately prior to the merger and the issued and outstanding shares of Target immediately following the merger of Graphics and Services with and into Target.

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(c)          Purchase Price. The Buyer agrees to pay to the Sellers at the Closing $7,500,000.00, plus an assumption of Yergo's and Mailey's guarantee of Leasing's ongoing obligations to Russell Strange pursuant to the Promissory Note dated December 29, 2011 issued by Leasing to Russell Strange (the "Strange Promissory Note") (the "Purchase Price") by delivery of (i) its secured promissory notes (the "Buyer Notes"), in such form set forth on Exhibit "E" and in such amounts and to such individual Sellers as identified on Schedule 2(c), such Buyer Notes to equal, in the aggregate, the principal amount of $1,500,000.00, (ii) cash in the amount of $5,000,000.00 payable by wire transfer or delivery of other immediately available funds paid to the Sellers as set forth on Schedule 2(c), and (iii) common stock shares of Cemtrex Inc. (NASDAQ: CETX) valuing $1,000,000.00 to be issued based on the average closing price of the preceding five trading days prior to Closing. The Purchase Price shall be allocated among the Sellers in proportion to their respective holdings of Target Shares and, if applicable, Affiliate Equity, as set forth on Schedule 2(c). The Sellers who will hold the Buyer Notes acknowledge and agree that their payment rights under the secured Buyer Notes shall be subordinate to Fulton Bank, N.A.. as more fully set forth in an Intercreditor and Subordination Agreement between Fulton Bank, N.A. dated even date herewith.

(d)          Additional Consideration. Buyer agrees to pay to Yergos, Heinrichs, Knisely and Hall (the "Additional Consideration Sellers") additional purchase price consideration ("Additional Consideration") based on this Section 2(d). Additional Consideration to be paid by the Buyer to the Additional Consideration Sellers shall be contingent upon the Companies meeting certain earnings before interest and tax ("EBIT") goals during the 12 consecutive month period commencing as of the Closing (the "EBIT Bonus Period") as set forth below. The Additional Consideration shall be paid by the Buyer to the Additional Consideration Sellers in accordance with the percentage interests as set forth on Schedule 2(d). Additional Consideration to be paid shall be: (i) an aggregate of $500,000.00 if the Companies achieve at least $1,600,000.00 of EBIT during the EBIT Bonus Period, or (ii) an aggregate of $1,000,000.00 if the Companies achieve at least $2,000,000.00 of EBIT during the EBIT Bonus Period. The proportionate share of the Additional Consideration to be paid to each of Heinrichs, Knisely and Hall shall be paid out over a period of 24 months in accordance with the terms and conditions set forth in promissory notes to be delivered by Buyer to Heinrichs, Hall and Knisely respectively and in the form which is set forth on Exhibit "E-1." The proportionate share of the Additional Consideration to be paid to Yergos shall be added to the then outstanding principal balance on Yergos' Buyer Note, with such Additional Consideration to be paid to Yergos paid over the balance of the then remaining term of Yergos' Buyer Note. EBIT, for purposes of calculating Additional Consideration shall be calculated consistent with the methodology set forth on Schedule 2(d), which methodology shall, except where otherwise reflected on Schedule 2(d) to be consistent with GAAP and Buyer's audited financial statements.

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(i)           Within 90 days after the one year anniversary of the Closing, Buyer shall prepare and deliver, or cause to be prepared and delivered to the Additional Consideration Sellers, the calculation of EBIT (the "EBIT Statement") setting forth the calculation of EBIT during the EBIT Bonus Period. The EBIT Statement shall be prepared in accordance with GAAP, subject to the principles of preparation and consistent with the calculations set forth on Schedule 2(d).

(ii)          Within 30 days following receipt by the Additional Consideration Sellers of the EBIT Statement, the Additional Consideration Sellers, through Additional Consideration Sellers' representative, Michael Yergo (the "Additional Consideration Sellers' Representative"), shall deliver written notice (an "Objection Notice") to Buyer of any dispute the Additional Consideration Sellers have with respect to the preparation or content of such EBIT Statement. An Objection Notice must describe in reasonable detail the items contained in the EBIT Statement that the Additional Consideration Sellers dispute and the basis for any such disputes. Any items not disputed in the Objection Notice will be deemed to have been accepted by the Additional Consideration Sellers. If the Additional Consideration Sellers do not deliver an Objection Notice with respect to the EBIT Statement within such 30-day period, such EBIT Statement will be final, conclusive and binding on the parties. If the Additional Consideration Sellers deliver a timely Objection Notice, Buyer and the Additional Consideration Sellers agree to negotiate in good faith to resolve such dispute. If Buyer and the Additional Consideration Sellers, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after the Additional Consideration Sellers' Representative delivers an Objection Notice, Buyer and the Additional Consideration Sellers, jointly, shall have their respective accounting firms select an third accounting firm (the "Accounting Firm") to resolve such dispute, unless Buyer and the Additional Consideration Sellers agree to select such Accounting Firm otherwise in writing. As promptly as practicable thereafter (and, in any event, within 15 days after the Accounting Firm's engagement), the Additional Consideration Sellers shall submit any unresolved elements of their objection to the Accounting Firm in writing (with a copy to the Buyer), supported by any documents and arguments upon which it relies. As promptly as practicable thereafter (and, in any event, within 15 days following the Additional Consideration Sellers submission of such unresolved elements), the Buyer shall submit its response to the Accounting Firm (with a copy to the Additional Consideration Sellers' Representative) supported by any documents and arguments upon which the Additional Consideration Sellers rely. The Buyer and the Additional Consideration Sellers shall request that the Accounting Firm render its determination within 15 days following its receipt of the Buyer's response. The scope of the disputes to be resolved by the Accounting Firm shall be limited to the unresolved items on the Objection Notice and items directly affected by such unresolved items. The Accounting Firm shall base its decision solely upon the written presentations by the Buyer and the Additional Consideration Sellers. The Buyer and the Additional Consideration Sellers each shall be responsible for one-half of the fees and expenses of the Accounting Firm. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties.

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(iii)         For purposes of complying with the terms set forth in this Section 2(d), each party shall cooperate with and make available to the other party and its representatives all information, records, data and working papers and shall permit access to its facilities and personnel, upon advance notice and during normal business hours, as may be reasonably required in connection with the preparation and analysis of the EBIT Statement and the resolution of any disputes under the EBIT Statement, provided that (i) the provision of any information or access pursuant to this Section 2(d) shall be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters requested by auditors in connection with the sharing of work papers and (ii) nothing in this Section 2(d) shall require any party to disclose information that is subject to legal privilege.

(e)          The Closing. The closing of the transactions contemplated by this Agreement shall take place concurrently with the execution and delivery of this Agreement, which closing, may, as determined by the Buyer and the Sellers, be conducted in person or remotely (the "Closing"). The Closing will be effective at 12:01 a.m. Eastern Time on the day the Closing is actually held for all the transactions to be completed pursuant to this Agreement (the "Closing Date").

(f)           Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) each of the Sellers will deliver to the Buyer stock certificates representing all of his/her Target Shares and/or Affiliate Equity, as the case may be, endorsed in blank or accompanied by duly executed assignment documents with medallion signature guarantee or notarized signatures and (iv) the Buyer will deliver to each of the Sellers the consideration specified in Section 2(c) above.

(g)          Life Insurance. Any life insurance policies owned by Target or any Affiliate on Yergo or Mailey as of the Closing Date shall be transferred to Yergo and Mailey respectively. Life insurance contracts owned by Target on Heinrichs, Hall and Knisely shall, as of the Closing Date, be transferred to Heinrichs, Hall and Knisely respectively upon their termination of employment with Target.

(h)          Post-Closing Working Capital Adjustment. Buyer and Sellers agree that the Purchase Price set forth in Section 2(c) is based on the Sellers delivery at Closing of the Deliverable Closing Date Working Capital set forth in Section 5.

i.            On or before January 15, 2016, the Buyer shall prepare and deliver, or cause to be prepared and delivered, to Michael R. Yergo (the "Seller Representative") a net working capital statement (the "Working Capital Statement"), setting forth the calculation of the net working capital of the Target and Leasing as of 12:01 a.m. Eastern Time on the Closing Date (the "Closing Date Working Capital"). The Working Capital Statement shall be prepared in accordance and consistent with the current assets and current liabilities entries set forth on Schedule 5 which were used to determine the Deliverable Closing Date Working Capital.

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ii.         Within 30 days following receipt by the Seller Representative of the Working Capital Statement, the Seller Representative shall deliver written notice (an "Objection Notice") to the Buyer of any dispute it has with respect to the preparation or content of such statement. An Objection Notice must describe in reasonable detail the items contained in the Working Capital Statement that the Seller Representative disputes and the basis for any such disputes. Any items not disputed in the Objection Notice will be deemed to have been accepted by the Seller Representative. If the Seller Representative does not deliver an Objection Notice with respect to the Working Capital Statement within such 30-day period, such statement will be final, conclusive and binding on the parties. If the Seller Representative delivers a timely Objection Notice, the Buyer and the Seller Representative shall negotiate in good faith to resolve such dispute. If the Buyer and the Seller Representative, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after the Seller Representative delivers an Objection Notice, then the Buyer and the Seller Representative, jointly, shall have their respective accounting firms select a third accounting firm (the "Accounting Firm") to resolve such dispute, unless Buyer and the Seller Representative agree to select such Accounting Firm otherwise in writing. As promptly as practicable thereafter (and, in any event, within 15 days after Accounting Firm's engagement), the Seller Representative shall submit any unresolved elements of its objection to the Accounting Firm in writing (with a copy to the Buyer), supported by any documents and arguments upon which it relies. As promptly as practicable thereafter (and, in any event, within 15 days following the Seller Representative's submission of such unresolved elements), the Buyer shall submit its response to the Accounting Firm (with a copy to the Seller Representative) supported by any documents and arguments upon which it relies. The Buyer and the Seller Representative shall request that the Accounting Firm render its determination within 15 days following its receipt of the Buyer's response. The scope of the disputes to be resolved by the Accounting Firm shall be limited to the unresolved items on the Objection Notice and items directly affected by such unresolved items. The Accounting Firm shall be required to choose one of the parties' positions based solely upon the written presentations by the Buyer and the Seller Representative. The Buyer and the Seller Representative each shall be responsible for one-half of the fees and expenses of the Accounting Firm. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties.

iii.         For purposes of complying with the terms set forth in this Section 2(h), each party shall cooperate with and make available to the other party and its representatives· all information, records, data and working papers and shall permit access to its facilities and personnel, upon advance notice and during normal business hours, as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement and the resolution of any disputes under the Working Capital Statement, provided that (i) the provision of any information or access pursuant to this Section 2(h) shall be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters requested by auditors in connection with the sharing of work papers and (ii) nothing in this Section 2.2(h) shall require any party to disclose information that is subject to legal privilege.

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iv.         If Closing Working Capital (as finally determined under this Section 2.2(h)) is less than the Deliverable Closing Date Working Capital set forth in Section 5, then the Purchase Price will be adjusted downward by the amount of such shortfall (the "Shortfall Amount"), and the Sellers will deliver an amount in cash equal to the Shortfall Amount to the Buyer within five business days from the date on which Closing Working Capital is finally determined, in proportion to which the Sellers ownership percentages set forth on Schedule 2(h) bear to the Shortfall Amount.

v.           If Closing Working Capital is greater than the Deliverable Closing Date Working Capital, then the Purchase Price will be adjusted upward by the amount of such excess (the "Upward Adjustment Amount") and the Buyer shall pay or cause to be paid to the Sellers by bank wire transfer of immediately available funds to accounts designated in writing by the respective Sellers, an aggregate amount in cash equal to the Upward Adjustment Amount, allocated to the Sellers in proportion to which the Sellers ownership percentages set forth on Schedule 2(h) bear to the Upward Adjustment Amount. The Upward Adjustment Amount shall be delivered to the Sellers within five business days from the date on which Closing Working Capital is finally determined.

3.	Representations and Warranties Concerning the Transaction.

(a)           Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer individually and applicable solely as to such Seller making such representations and warranties (not on a joint and several basis) that the statements contained in this Section 3 are correct and complete as of the date of this Agreement (except as set forth in any applicable Schedule to Section 3(a) attached hereto, which Schedule shall be current as of the Closing Date).

(i)           Autporization of Transaction. Except as set forth on Schedule 3(a)(i) as applicable solely to Yergo and Mailey, the Seller has the full capacity, power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

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(ii)           Noncontravention. Except as set forth on Schedule 3(a)(ii), neither the execution and the delivery of this Agreement by the Seller, nor the consummation of the purchase of Seller's Target Shares and, if applicable, Affiliate Equity, contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (B) conflict with, result in a breacp. of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he is bound or to which any of his assets is subject.

(iii)          Brokers' Fees. The party to which and the amount of fees or commissions owed by Sellers with respect to the Buyer's acquisition of the Sellers' shares are set forth on Schedule 3(a)(iii) and shall be paid at or before Closing in accordance with Section 1O(k). Sellers represent that the Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller or the Companies are or could become liable or obligated.

(iv)          Investment. Solely as to each Seller who holds a Buyer Note, such Seller represents as follows: (A) Seller understands that the Buyer Note to be held by Seller has not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) Seller is acquiring his Buyer Note solely for his own account for investment purposes, and not with a view to the distribution thereof, (C) Seller is a sophisticated investor with knowledge and experience in business and financial matters, (D) Seller has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding a Buyer Note, (E) Seller is able to bear the economic risk and lack of liquidity inherent in holding a Buyer Note, and (F) Seller is an Accredited Investor for the reasons set forth Schedule 3(a)(iv) attached hereto.

(v)           Target Shares. Except as set forth on Schedule 3(a)(v), Seller holds of record and owns beneficially the number of Target Shares and/or Affiliate Equity prior to the merger and after the merger, as the case may be, set forth next to his or its name in Section 2(a), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), liens; Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except as set forth on Schedule 3(a)(v), the Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Target and/or any of the Affiliates, as the case may be (other than this Agreement). Except as set forth on Schedule 3(a)(v), the Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target and/or voting of the Affiliate Equity, as the case may be.

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The representations and warranties of the Sellers set forth above in this Section 3(a) shall survive the Closing.

(b)           Representations and Warranties of the Buyer and Guarantor. The Buyer and Guarantor represent and warrant to the Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

(i)          Organization of the Buyer and Guarantor. The Buyer and Guarantor are each corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of their respective incorporation.

(ii)         Authorization of Transaction. The Buyer and Guarantor have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer and Guarantor, enforceable in accordance with its terms and conditions. The Buyer and Guarantor need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of a11y government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii)        Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer and Guarantor is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer and Guarantor is a party or by which it is bound or to which any of its assets is subject.

4.          Representations and Warranties Concerning the Target and the Affiliates. For purposes of representations and warranties provided by Sellers under this Section 4, the following limitations as to certain Sellers shall apply. The representations and warranties shall apply as of the date immediately prior to the reorganization of the Companies, as set forth in Section 2(b). Any reference to Companies shall mean as of the date and time immediately prior to the merger of Graphics and Services with and into Target prior to the Closing Date. Further, for purposes of this Section 4, any reference to Companies shall mean and apply to Target and each Affiliate with respect to representations and warranties of Yergo. Any reference to Companies shall mean and apply to Target, Leasing and Graphics with respect to representations and warranties of Mailey. Any references to Companies shall mean and apply only to Target with respect to representations and warranties of Heinrichs, Knisely and Hall. For purposes of clarification, Heinrichs, Knisely and Hall do not make any representations or warranties whatsoever with respect to any Affiliates or with respect to any Affiliate Equity. Any reference in this Section 4 to "each of the Companies," "none of the Companies" or "any of the Companies" shall not expand the representations and warranties of any Seller to any entity in which a Seller hereto does or did not own an interest in such entity immediately prior to the reorganization. By way of example, a reference in this Section 4 to "any of the Companies," "none of the Companies" or "each of the Companies" shall only apply to Target with respect to representations and warranties of Heinrichs, Knisely and Hall. The Sellers represent and warrant to Buyer that the following statements contained in this Section 4, subject to exceptions set forth on appropriate schedules to this Section 4, are correct and complete as of the date of this Agreement: ·

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(a)          Organization, Qualification, and Corporate Power. Each of the Companies is a corporation or limited liability company, as the case may be, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation. Each of the Companies is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Companies has full power and authority and all licenses, permits, certificates and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Schedule 4(a) lists the directors, officers and members of each of the Companies. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws and operating agreement, if any, as the case may be, of each of the Companies (as amended to date). None of the Companies is in default under or in violation of any provision of its charter, bylaws or operating agreement. The minute books of each of the Companies (including, without limitation, the records of meetings of the stockholders or members, the board of directors or managers, and any committees of the board of directors or managers, as well as any and all resolutions adopted by the stockholders, members, managers or directors, as the case may be), the stock certificate and limited liability membership interest unit certificate books, as the case may be, of each of the Companies, and the stock record books or membership interest record books of each of the Companies has been provided to the Buyer for review and will be turned over to the Buyer at Closing.

(b)          Capitalization. All of the Target Shares and Affiliate Equity have been duly authorized, are validly issued, fully paid, and nonassessable, are held of record by· the respective Sellers as set forth in Schedule 2(b) and are being sold by the Sellers to the Buyer. Except as set forth on Schedule 4(b), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Companies to issue, sell, or otherwise cause to become outstanding any of its capital stock or membership interests, as the case may be. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any of the Companies. Except as set forth on Schedule 4(b), there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target or any similar rights with respect to any of the Affiliates.

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(c)          Noncontravention. Except as set forth on Schedule 4(c), neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Companies is subject or any provision of the charter or bylaws or operating agreement of any of the Companies or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Companies is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as set forth on Schedule 4(c), none of the Companies needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)          Brokers' Fees. Except as set forth on Schedule 4(d), none of the Companies and/or the Sellers has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or in any other agreement.

(e)          Title to Assets. Each of the Companies has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, subject to such Security Interests as set forth on Schedule 4(g)(iv), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Except in the Ordinary Course of Business, no additional liabilities have been incurred and are outstanding as of the Closing on any of the Companies since the signing of the Letter of Intent. For purposes of clarity, the assets of each of the Companies are set forth in detail on Schedule 4(e). Such assets include, without limitation, all court ordered restitution payments made by Karl Breeden to the Target, as and when such payments are received.

(f)          Financial Statements. The financial statements of each of the Companies heretofore submitted to Buyer for review (collectively the "Financial Statements") have, to Seller's Knowledge, been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Companies as of such dates and the results of operations of the Companies for such periods, are, to Seller's Knowledge, correct and complete, and, to Seller's Knowledge, are consistent with the books and records of the Companies (which books and records are correct and complete).

(g)          Events Subsequent to Most Recent Fiscal Year End. Since December 31, 2014, (the "Most Recent Fiscal Year End"), there has not been any material adverse change in the business, financial condition, operations, results of operations, or, to the Seller's Knowledge, the future prospects of any of the Companies. Without limiting the generality of the foregoing, except as otherwise set forth on the schedules to Sections 4(g)(i) through (xxii) below, since that date:

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(i)          none of the Companies has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii)         none of the Companies has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(iii)        no party (including any of the Companies) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which any of the Companies is a party or by which any of them is bound;

(iv)        none of the Companies has imposed any Security Interest upon any of its assets, tangible or intangible outside the Ordinary Course of Business and Schedule 4(g)(iv) sets forth all Security Interest currently in effect as to each of the Companies;

(v)         none of the Companies has made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(vi)        none of the Companies has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

(vii)       none of the Companies has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

(viii)      none of the Companies has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix)         none of the Companies has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

(x)          none of the Companies has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi)         there has been no change made or authorized in the charter or bylaws or operating agreement, as the case may be, of any of the Companies;

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(xii)        none of the Companies has issued, sold, or otherwise disposed of any of its capital stock or membership interests, as the case may be, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or membership interests, as the case may be;

(xiii)       none of the Companies has redeemed, purchased, or otherwise acquired any of its capital stock or membership interests, as the case may be;

(xiv)      none of the Companies has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv)       none of the Companies has made any loan to, or entered into any other transaction with, any of its directors, officers, stockholders, members, managers or employees (or any affiliate or family member of any of them) outside the Ordinary Course of Business;

(xvi)      none of the Companies has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvii)     none of the Companies has granted any increase in the base compensation of any of its directors, officers, stockholders, members, managers or employees outside the Ordinary Course of Business;

(xviii)    none of the Companies has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, stockholders, members, managers or employees (or taken any such action with respect to any other Employee Benefit Plan);

(xix)       none of the Companies has made any other change in employment terms for any of its directors, officers, stockholders, members, managers or employees outside the Ordinary Course of Business;

(xx)        none of the Companies has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxi)       there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Companies; and

(xxii)      none of the Companies has committed to perform any of the acts described above in Sections 4(g)(i) through (xiii), or (xv) through (xx).

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(h)          Undisclosed Liabilities. There is no Liability (and to the Seller's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) with respect to the Companies, except for (i) Liabilities set forth on the Most Recent Balance Sheet, (ii) Liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), or (iii) Liabilities set forth on Schedule 4(h). The representations of Seller under this Section 4(h) exclude any post-Closing modifications to work in progress or labor estimates originally established prior to Closing.         ·

(i)           Legal Compliance. Each of the Companies has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, o:r notice has been filed or commenced against any of them alleging any failure so to comply.

G)	Tax Matters.

(i)           Each of the Companies has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Companies (whether or not shown on any Tax Return) have been paid. None of the Companies currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)          Each of the Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any director, manager, employee, independent contractor, creditor, stockholder, member or other third party.

(iii)         There is no dispute or claim concerning any Tax Liability of any of the Companies either (A) claimed or raised by any authority in writing or (B) as to which Seller and the directors and officers (and employees responsible for Tax matters) of the Target has Knowledge based upon personal contact with any agent of such authority. Schedule 4G)(iii) lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Companies for taxable periods ended on or after January 1, 2011 that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Companies since January 1, 2011.

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(iv)         None of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(k)          Leases. Schedule 4(k) lists and describes briefly all real property leased or subleased to any of the Companies. The Companies have delivered to the Buyer correct and complete copies of the leases and subleases listed in Schedule 4(k) (as amended to date). With respect to each lease and sublease listed in Schedule 4(k):

(i)           the lease or sublease is legal, valid, binding, enforceable, and in full force and effect, and will remain in full force and effect until Closing;

(ii)          (A) no party to the lease or sublease is in breach or default, and to Seller's Knowledge, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder; and (B) each of the Companies will continue to comply with the lease or sublease such that there should be no breach or default prior to or at Closing;

(iii)          none of the Companies has to date or will, prior to Closing, assign, transfer, convey, mortgage, deed in trust, or encumber any interest in the leasehold or subleasehold; and

(iv)          Simultaneously with Closing, the Seller shall cause AIDC, a Pennsylvania general partnership ("AIDC"), the owner of the leased premises described in Schedule 4(k) and the landlord to Target's leased premises located at 3250 Susquehanna Trail, York, PA and 45 Devco Drive, Manchester, PA, to enter into an amendment of lease whereby the Buyer and/or Target (or its affiliates) shall have a right of first refusal to purchase such leased premises and whereby AIDC, as landlord, shall indemnify Target and Buyer with respect to any Environmental, Health or Safety violations arising prior to the Closing.

(1)	Intellectual Property.

(i)            Each of the Companies owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of its respective businesses as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by any of the Companies immediately prior to the Closing hereunder will be owned or available for use by the Companies on identical terms and conditions immediately subsequent to the Closing hereunder. To Seller's Knowledge, each of the Companies has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

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(ii)          None of the Companies has interfered with, infringed upon, misappff>Priated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Sellers nor any of the directors, managers or officers (and employees with responsibility for Intellectual Property matters) of any of the Companies has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Companies must license or refrain from using any Intellectual Property rights of any third party). To Seller's Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Companies.

(iii)         Schedule 4(l)(iii) identifies each patent or registration which has been issued to any of the Companies with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of the Companies has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which any of the Companies has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have delivered to the Buyer correct and complete· copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 4(l)(iii) identifies each trade name or unregistered trademark used by any of the Companies in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Schedule 4(l)(iii):

(A)         the Target (or the Affiliate, as the case may be) possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction except as set forth on Schedule 4(l)(iii)(A);

(B)         the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; ·

(C)         no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; artd

(D)         none of the Companies has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

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(iv)         Schedule 4(l)(iv) identifies each item of Intellectual Property that any third party owns and that any of the Companies uses pursuant to license, sublicense, agreement, or permission. The Companies have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 4(l)(iv):

(A)         the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B)         the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(C)         no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)         no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E)         with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F)         the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G)         no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Seller's Knowledge, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(H)         none of the Companies has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(v)          To the Seller's Knowledge, none of the Companies will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

(vi)         To Seller's Knowledge, there are no new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of the Companies.

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(m)          Tangible Assets. Each of the Companies owns or leases all buildings, machinery, equipment, and other tangible assets, as applicable, necessary for the conduct of their respective businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

(n)           Inventory. The inventory of each of the Companies consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of any of the Companies.

(o)           Contracts. Schedule 4(o) lists all contracts and other agreements to which any of the Companies is a party, including, without limitation:

(i)           any agreement (or group of related agreements) for the lease of personal property to or from any Person;

(ii)          any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for . the furnishing or receipt of services;

(iii)         any agreement concerning a partnership or joint venture;

(iv)         any agreement (or group of related agreements) under which it has incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v)          any agreement concerning confidentiality or noncompetition;

(vi)         any agreement with any of the Sellers and any of the Companies;

(vii)        any profit sharing, stock or membership interest option, stock or membership interest purchase, stock or membership interest appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, managers and employees;

(viii)       any collective bargaining agreement;

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(ix)          any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

(x)           any agreement under which it has advanced or loaned any amount to any of its directors, officers, members, managers, stockholders, independent contractors and employees outside the Ordinary Course of Business;

(xi)          any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of the Companies; or

(xii)         any other agreement (or group of related agreements) outside the Ordinary Course of Business.

The Companies have delivered to the Buyer a correct and complete copy of each written agreement listed on Schedule 4(o) (as amended to date). Except as otherwise set forth on Schedule 4(c), with respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to Seller's Knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) to Seller's Knowledge, no party has repudiated any provision of the agreement.

(p)          Notes and Accounts Receivable. All notes and accounts receivable of each of the Companies are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and, to Seller's Knowledge, should be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies.

(q)          Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Companies.

(r)           Insurance. Schedule 4(r) sets forth a true and complete list of all insurance policies to which the Company is a party including the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Companies, or any officers or directors, has been a party, a named insured, or otherwise the beneficiary of coverage (the "Company Insurance Policies"):

(i)	the name, address, and telephone number of the agent;

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(ii)	the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)	the policy number and the period of coverage; and

(iv)	a description of any retroactive premium adjustments or other loss-sharing arrangements.

To Seller's Knowledge, with respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither any of the Companies nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Companies maintain and have maintained during the past seven (7) years or for the duration of an Affiliate' s existence, whichever is less, insurance sufficient in scope and amount to conduct its business. Schedule 4(r) also describes any self-insurance arrangements affecting any of the Companies.

(s)          Litigation. Schedule 4(s) sets forth each instance in which any of the Companies (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as set forth on Schedule 4(s), none of the actions, suits, proceedings, hearings, and investigations set forth in Schedule 4(s) should result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Companies. None of the Sellers has any reason to believe that any other action, suit, proceeding, hearing, or investigation may be brought or threatened against any of the Companies.

(t)           Product Warranty. Each product manufactured, sold, leased, or delivered by the Companies has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Companies do not have any Liability (and to the Seller's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies. Except as set forth on Schedule 4(t), no product manufactured, sold, leased, or delivered by the Companies is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 4(t) includes copies of the standard terms and conditions of sale or lease for each of the Companies (containing applicable guaranty, warranty, and indemnity provisions).

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(u)          Product Liability. Except as set forth on Schedule 4(u), none of the Companies has any Liability (and, to the Seller's Knowledge, there is no Basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Companies.

(v)          Employees. To Seller's Knowledge, no executive, key employee, or group of employees has any plans to terminate employment with any of the Companies. None of the Companies is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of the Companies has committed any unfair labor practice. No organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Companies.

(w)          Employee Benefits.

(x)           Schedule 4(w) lists each Employee Benefit Plan that any of the Companies maintains or to which any of the Companies contributes or has any obligation to contribute.

(A)         To Seller's Knowledge, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B)         To Seller's Knowledge, all required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-1 's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. To Seller's Knowledge, the requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(C)         To Seller's Knowledge, all contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Companies. To Seller's Knowledge, all premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

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(D)         Each such Employee Benefit Plan which is an Employee Pension Benefit Plan is intended to be maintained by the Companies as a "qualified plan" under Code Section 401(a). The most recent favorable determination letter from the Internal Revenue Service for each Employee benefit Plan is attached to Schedule 4(w) as applicable. Seller is not aware of any facts or circumstances that could result in the revocation of such determination letter.

(E)         The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance · with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(F)         The Companies have delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

(ii)          With respect to each Employee Benefit Plan that any of the Companies, its subsidiaries, and any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

(A)         No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

(B)         To Seller's Knowledge, there are no Prohibited Transactions with respect to any such Employee Benefit Plan. To Seller's Knowledge, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. Except as set forth on Schedule 4(w)(ii)(B), the Seller has no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

(C)         None of the Companies contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under any Multiemployer Plan.

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(D)         Other than as set forth on Schedule 4(w)(ii)(D), none of the Companies maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

(x)           Guaranties. Except as set forth on Schedule 4(x), none of the Companies is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

(y)          Environmental, Health, and Safety Matters.

(i)           Each of the Companies has complied and 1s in compliance with all Environmental, Health, and Safety Requirements.

(ii)          Without limiting the generality of the foregoing, each of the Companies has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on Schedule 4(y)(ii).

(iii)         Except as set forth on Schedule 4(y)(iii), none of the Companies has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iv)         Except as set forth on Schedule 4(y)(iv), to Seller's Knowledge, none of the following exists at any property or facility leased, owned or operated by any of the Companies: (A) underground storage tanks, (B) asbestos-containing material in any form or condition, (C) materials or equipment containing polychlorinated biphenyls, or (D) landfills, surface impoundments, or disposal areas.

(v)          Except as set forth on Schedule 4(y)(v), to Seller's Knowledge, none of the Companies, or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

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(vi)         To Seller's Knowledge, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

(vii)        To Seller's Knowledge, none of the Companies has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(viii)       Except as set forth on Schedule 4(y)(viii), to Seller's Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of any of the Companies or any of their respective predecessors will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(z)           Certain Business Relationships with the Target or any of the Affiliates. Other than as set forth on Schedule 4(z), none of the Sellers or their respective family members has been involved in any business arrangement or relationship with any of the Companies within the past 12 months, and none of the Sellers or their respective family members owns any asset, tangible or intangible, which is used in the business of any of the Companies.

(aa)         Working Capital. Since the Buyer· and Sellers entered into that certain letter of intent dated May 8, 2015, Target and Leasing have maintained sufficient minimum net working capital to meet their then current respective contractual, legal, regulatory and other obligations.

(bb)        Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

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The specific representations and warranties of the Sellers set forth above in this Section 4 shall survive the Closing for the periods set forth in Section 8 hereto.

5.            Operation of Business at Closing. The Sellers will ensure that at Closing, Target and Leasing shall maintain aggregate minimum net working capital for Target and Leasing of Nine Hundred Thousand Dollars ($900,000) determined based on the current assets and current liabilities entries set forth on Schedule 5 (the "Deliverable Closing Date Working Capital").

6.            Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a)          General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the any of the Companies, however, Seller will be able to make copies of all such records for their files.

(b)          Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Companies, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

(c)          Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Companies from maintaining the same business relationships with any of the Companies after the Closing as it maintained with any of the Companies prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of any of the Companies to the Buyer from and after the Closing.

(d)          Confidentiality. Each of the Parties will treat and hold as such all of the Confidential Information, and all information acquired from all Parties, as confidential, and refrain from using any of the Confidential Information or information acquired from each Party, except in connection with this Agreement. The foregoing provisions shall not apply to any Confidential Information or information which is generally available to the public immediately prior to the time of disclosure.

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(e)           Performance on Target and Leasing Obligations. Post-Closing, Buyer and Guarantor will cause Target and Leasing to continue to perform on satisfying all contracts, liabilities and obligations of Target and Leasing that are not otherwise satisfied at Closing, including but not limited to paid time off liabilities accrued on Target's and/or Leasing's balance sheet as of Closing and continuation of payment obligations of Leasing pursuant to the Strange Promissory Note and will cause Buyer and Target to enter into an Assignment and Assumption Agreement in the form attached hereto as "Exhibit J."

(f)           Merger of Buyer and Seller. Immediately following Closing, Buyer and Guarantor will cause Target to merge with and into Buyer, with Target continuing as the surviving corporation, pursuant to the Merger Agreement by and between Target and Buyer attached hereto as Exhibit "K".

(g)          Release of Yergo and Mailey from Bonding Obligations. Following Closing, each of the parties shall use commercial best efforts, and cooperate with each other, to (i) release Yergo and Mailey from any guaranties to any surety bonding provided to the Companies with respect to the contractor licenses of the Companies set forth on Schedule 4(c), as quickly as practicable, and (ii) notify and/or file with any government or governmental agency any documentation that may be necessary in connection with the contractor licenses of the Companies set forth on Schedule 4(c).

7.	Conditions to Obligation to Close.

(a)           Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)            the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at the Closing Date;

(ii)           the Sellers shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

(iii)          if applicable, the Parties, and each of the Companies, shall have received all authorizations, consents, and approvals of all governmental entities (including governmental agencies) referred to in Section 3(a)(i), Section 3(b)(ii), and Section 4(c) with jurisdiction over the Companies;

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(iv)         no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Shares and/or the Affiliate Equity except as reflected on Schedule 3(a)(i), and to control the Companies, or (D) affect adversely the right of any of the Companies to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)          the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 7(a)(i)-(iv) is satisfied in all respects;

(vi)         the Buyer shall have received from counsel to the Sellers an opinion in form and substance as set forth in Exhibit "A" attached hereto, addressed to the Buyer, and dated as of the Closing Date;

(vii)        the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Companies other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing;

(viii)       the Buyer shall have obtained on terms and conditions reasonably satisfactory to it all third party lender financing it needs in order to: (1) consummate the transactions contemplated hereby and (2) adequately fund the working capital requirements of Target and Leasing after the Closing (the "Senior Financing");

(ix)          the Buyer and Target shall enter into the lease amendments attached hereto as Exhibit "B", and the employment agreements attached hereto as Exhibit "C," with the landlord(s) under said leases, and with Heinrichs, Hall and Knisely under said employment agreements;

(x)           Yergo ·Shall have entered into the Consulting Agreement with Target and/or Leasing as attached hereto as Exhibit "D"; and

(xi)          all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b)          Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

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(i)           the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

(ii)          the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)         no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)         the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Sections 7(b)(i)-(iii) is satisfied in all respects;

(v)          the Parties, and each of the Companies, shall have received all other authorizations, consents, and approvals of all governmental entities (including governmental agencies) referred to in Section 3(a)(i), Section 3(b)(ii), and Section 4(c) above with jurisdiction over the Companies;

(vi)         all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers;

(vii)        the Buyer shall have provided an executed Buyer Note and Security Agreement as attached hereto as Exhibits "E" and "F" to Yergo and Mailey;

(viii)       Yergo and Mailey shall have received releases from any guaranties and security interests, if any, on any third party debt of the Companies including Companies' debt in favor of Santander Bank, N.A., as applicable;

(ix)         The Target shall have made all final contributions to its employee benefit plans up to the Closing Date as set forth on Schedule 4(w);

(x)           Graphics and Services shall have been merged with and into the Target;

(xi)         Target and Buyer shall have entered into the Consulting Agreement with Yergo as attached hereto as Exhibit "D;"

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(xii)         Buyer and Guarantor shall have entered into the Indemnification and Hold Harmless Agreement with Yergo and Mailey as attached hereto as Exhibit "G" (the "Indemnification and Hold Harmless Agreement");

(xiii)        Yergo, Mailey, Knisely, Hall, Heinrichs and the Companies shall have entered into the Joint waiver of the Target Stock Purchase Agreement as attached hereto as Exhibit "H"; and

(xiv)      Buyer shall have delivered to the Sellers the Buyer Guaranty, fully executed by Guarantor, in the form attached hereto as Exhibit "I."

The "Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

8.	Remedies for Breaches of This Agreement.

(a)           Survival of Representations and Warranties. Subject to the survivability provisions of this Section 8, all of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder.

(b)          Indemnification Provisions for the Benefit of the Buyer.

(i)            In the event a Seller breaches any of his representations, warranties, and covenants contained herein, then each Seller, jointly and severally, subject to the limitations set forth in this Section 8, shall indemnify, defend and hold harmless the Buyer from and against the entirety of any Losses resulting from such breaches the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). Notwithstanding the above, the obligations of Heinrichs, Hall and Knisely to indemnify, defend and hold harmless shall only apply as to a breach of representations, warranties and covenants pertaining to Target. Further joint and several liability of any Seller regarding a breach of a representation, warranty or covenant shall only apply with respect to the Sellers who breached the applicable representation, warranty or covenant. By way of example, if Yergo and Mailey breached a particular representation set forth herein but such representation was not breached by Heinrichs, Knisely or Hall, then only Yergo and Mailey would have joint and several indemnification obligations hereunder.

(ii)           Each of the Sellers, jointly and severally, but subject to the limitations set forth in this Section 8 and as to Heinrichs, Hall and Knisely, where such joint and several obligations shall only apply to Target, shall indemnify, defend and hold harmless the Buyer from and against the entirety of any and all losses that the Buyer may suffer as a result of any act or omission of any of the Companies or Sellers that occurred or accrued on or before the Closing Date, with respect to:

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(A)         Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing balance sheets of Target and Leasing with respect to any Tax year or portion thereof ending on or before the Closing Date;

(B)         any fees or commissions due to any broker, finder or agent with respect to the transactions contemplated by this Agreement;

(C)         the misrepresentation of title to any asset set forth in Schedule

4(e);

(D)         the failure of any the Companies' being in compliance with any lease to which it is a party per Section 4(k);

(E)         the Companies' obligations to any employee or independent contractor of any of the Companies arising prior to the Closing Date excluding paid time off reflected on Target's Closing balance sheet;

(F)         any failure of any of the Companies to be in compliance with all Environmental, Health, and Safety Requirements per Section 4(y).

(c)           Indemnification Provisions for the Benefit of the Sellers. From and after the Closing Date, and separate from the obligation of the Buyer and Guarantor pursuant to that certain Indemnification and Hold Harmless Agreement of even date herewith, the Buyer shall indemnify and hold harmless the Sellers from and against any and all Losses based upon, arising out of or otherwise in respect of any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement (including any schedule or exhibit attached hereto) or any liability, charge, cost, expense or other amount, including Taxes, attributable to the operation of, or any other act taken in respect of, the Company after Closing to the extent such amount is not attributable to a transaction or event (or part of a transaction or event) that occurred or took place prior to the Closing Date as described in Section 8(b), amounts otherwise previously owed by the Sellers prior to the Closing Date.

(d)          Matters Involving Third Parties.

(i)           If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by such delay on the part of the Indemnifying Party.

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(ii)          Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within ten days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)          So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(c)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

(iv)          In the event any of the conditions in Section 8(c)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

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(e)           Company Insurance Policy. Notwithstanding any provision of this Section 8 to the contrary, if any Losses or third party claim alleging or resulting in Losses constitutes a partially or fully covered claim under any applicable Company Insurance Policy (a "Covered Claim"), or in the event that Sellers contend by written notice to Buyer that such liability claim is a Covered Claim, then Buyer shall promptly prepare a claims notice (the "Claims Notice") providing all information reasonably required to give effective notice to the insurance carrier providing coverage for the Covered Claim (the "Insurance Carrier"), to be sent to the Insurance Carrier and to Sellers, and Buyer and Seller shall both mutually cooperate at their own expense, to obtain insurance coverage for the Covered Claim. Ifthe Insurance Carrier denies coverage or refuses to defend such Claim, either Buyer or Sellers may commence an action against the Insurance Carrier to determine its duty to defend the Claim (a "Duty to Defend Action"). Buyer shall keep Sellers reasonably apprised of all interactions with the Insurance Carrier. To the extent Buyer refuses to commence a Duty to Defend Action, Seller may demand the right to commence a Duty to Defend Action by written notice to Buyer, and in such event, Buyer shall assign and convey the right to commence a Duty to Defend Action, and otherwise reasonably cooperate with Seller in Seller's effort to obtain defense and coverage of the liability claim. Each Parties' duty to defend as provided above shall not be affected during the time a Party is seeking to obtain defense and coverage of the liability claim, but rather such Party's obligations to defend and indemnify as provided herein shall continue to apply unless and until the Insurance Carrier assumes defense of any liability claim. If an Insurance Carrier assumes defense of any liability claim, the Parties shall mutually cooperate with the Insurance Carrier and comply with all of the requirements of the Company Insurance Policy. To the extent an Insurance Carrier defends and/or pays any Covered Claim, the Party who owed the duty of indemnification shall be relieved of his/its obligations hereunder in respect of such liability claim, provided however, that any amount of such liability claim not so covered shall remain an obligation of the Party who owed such duty of indemnification.

(f)           Insurance. As additional consideration to Sellers for the sale of their Target Shares and, as applicable, Affiliate Equity and as an inducement of Sellers to provide indemnification assurances to Buyer hereunder, Buyer agrees that it shall maintain in full force and effect all Company InslJrance Policies (or comparable insurance policies inclusive of prior acts coverage for the period prior to the Closing), at coverage levels not less than coverage levels in effect immediately prior to Closing, for a period of 36 months after Closing.

(g)          Determination of Losses. All indemnification payments owed by Sellers to Buyer under this Section 8 shall be deemed adjustments to the Purchase Price.

(h)          Recoupment Under Buyer Notes. The Buyer, with respect to Yergo and Mailey, shall have the option of recouping all or any part of any Losses under this Section 8 it may suffer (in lieu of or in addition to seeking any indemnification to which it is entitled under this Section 8) by notifying Yergo and/or Mailey that the Buyer is reducing the principal amount outstanding under his respective Buyer Note. Recoupment by the Buyer as to any indemnification claim against Yergo and Mailey shall affect the timing and amount of payments required under the Buyer Note in the same manner as if the Buyer had made a permitted prepayment (without premium or penalty) thereunder. Notwithstanding the foregoing, each of Yergo and Mailey acknowledge and agree that his total liability to Buyer under this Section 8 may exceed amounts due under the Buyer Note, subject however to Section 8(k) hereto.

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(i)            Waiver. Each of the Sellers hereby agrees that he will not make any claim for indemnification against any of the Companies by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise). The provisions of this Section 8(i) shall not limit Seller's right to invoke his indemnification rights under Pennsylvania law, as a director or officer of the Companies to any action brought by a third party against Seller in his capacity as director or officer of the Companies to actions taken by Seller in the ordinary course of business.

G)           Other Indemnification Provisions. Seller shall have no obligation or liability for indemnification for breach of any representation or· warranty given by Seller hereunder unless and until the Buyer shall have incurred Losses in excess of $15,000.00 in the aggregate from all such breaches of representations and warranties, in which case Seller shall only be obligated to indemnify for the Losses of the Buyer in excess of such $15,000.00 amount.

(k)           Maximum Threshold. Each Seller's indemnification obligations for breach of representations or warranties under this Section 8 and Seller's indemnification obligations for breach of any covenant contained herein, shall not exceed the full Purchase Price received by each such Seller hereunder, provided however, each Seller's indemnification obligation shall not be limited to the Purchase Price received by such Seller in the event of a Seller's breach of representations provided relating to Section 3 or in the event of Seller's fraud, intentional misrepresentation, gross negligence (as defined under applicable New York case law) or willful misconduct.

(1)           Survivability. The representations and warranties of the Sellers and the Buyer contained in this Agreement and the obligations of Sellers pursuant to Sections 8(b)(ii)(C) and (D) will survive for a period ending on the 36 month anniversary date of the Closing Date (the "Expiration Date") and no action seeking remedies under this Section 8 or otherwise hereunder shall be commenced after the Expiration Date, provided however, that the representations and warranties of the Sellers contained in Section 3 will have no Expiration Date and the· representation of Seller applicable to Taxes shall end on the 60 month anniversary date of the Closing Date (the "Taxes Expiration Date"). All of the covenants and agreements of the Sellers and the Buyer contained in this Agre·ement will survive after the Closing Date in accordance with their respective terms and claims with respect to breaches of covenants may be brought after discovery by Buyer at any time, subject to the applicable statute of limitation period. Any claims related to or arising from fraud, intentional misrepresentation or willful misconduct shall survive consummation of the transactions contemplated in this Agreement and may be brought at any time within the applicable statute of limitation period.

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9.            Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

(a)          Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each of the Companies for all periods ending on or prior to the Closing Date which are filed on or after the Closing Date. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing. Sellers shall reimburse Buyer for Taxes of the Target and its subsidiaries with respect to such periods within fifteen (15) days after payment by Buyer or the Target and its subsidiaries of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing balance sheets of the Companies.

(b)          Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Companies for Tax periods which begin before the Closing Date and end after the Closing Date. Sellers shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing balance sheets of the Companies. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Companies.

(c)           Cooperation on Tax Matters.

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(i)           Buyer, Guarantor, the Companies and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer, Guarantor, the Companies and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Companies or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(ii)           Buyer and Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).       ·

(iii)         Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and.all Treasury Department Regulations promulgated thereunder.

(d)          Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Companies shall be terminated as of the Closing Date and, after the Closing Date, the Companies shall not be bound thereby or have any liability thereunder.

(e)           Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

(f)           Section 1377(a)(2) Election and/or Section 1362(e)(3) Election. The Sellers and Buyer shall at Closing make the election pursuant to 26 U.S.C. § 1377(a)(2) and/or §1362(e)(3) such that on the date of Closing, the Companies shall be treated to have a tax year end on such date.

10.	Miscellaneous.

(a)          Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer, Guarantor and the Sellers (except to the extent that Guarantor, as a publicly traded company, is required to make a disclosure upon entering into any material contract).

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(b)          No Third-Party Beneficiaries. Except for Buyer's third party beneficiary obligations as set forth in Section 1O(p), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)           Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d)          Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates as defined in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934 (hereinafter the "Buyer Affiliates") and (ii) designate one or more of the Buyer Affiliates to perform its obligations hereunder in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder, including but not limited to such obligations.

(e)           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Signed copies of this Agreement delivered by electronic mail or telephone facsimile transmission shall be deemed original counterparts.

(f)           Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)          Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, or by a recognized overnight delivery service, and addressed to the intended recipient as set forth below:

(h)          Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

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(i)           Amendments and Waivers. No amendment of any prov1s10n of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

G)           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)          Expenses. Subject to the Sellers' delivery of the Deliverable Closing Date Working Capital as set forth in Section 5, at the Closing up to three hundred fifty thousand dollars ($350,000.00) of the Sellers' fees and expenses incurred in connection with this Agreement and the contemplated transactions, including, without limitation fees and expenses of brokers, attorneys and accountants ("Sale Expenses"), shall be paid by Target.

(1)          Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(m)          Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)          Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, in addition to any other remedy to which they may be entitled, at law or in equity.

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(o)          Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Suffolk County, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(p)          Target Benefit Plans and Policies. Buyer agrees to maintain for a minimum period of thirty six (36) months after the Closing Date the employee benefit plans and policies of Target in effect as of the Closing Date, including, without limitation, the continuation of Target's Closing Date matching contribution rate under Target's 401(k) retirement plan.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:
AIS Acquisition Inc.

By:	/s/ Saagar Govil
Name:	Saagar Govil
Title:	CEO

GUARANTOR:
Cemtrex, Inc.

By:	/s/ Saagar Govil
Name:	Saagar Govil
Title:	CEO

SELLERS:

/s/ Michael R. Yergo, Tenant by the Entirety
Michael R. Yergo, Tenant by the Entirety

/s/ Romona M. Yergo, Tenant by the Entirety
Romona M. Yergo, Tenant by the Entirety

/s/ Kris L. Mailey
Kris L. Mailey

/s/ James Heinrichs
James Heinrichs

/s/ Alan Knisely
Alan Knisely

/s/ Michael Hall
Michael Hall

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